EXHIBIT 99.1

NEWS RELEASE	CONTACTS:	James R. Segreto Chief Financial Officer SPAR Group, Inc. (914) 332-4100

Roger S. Pondel PondelWilkinson Inc. (310) 279-5980

SPAR GROUP ENGAGES INVESTMENT BANKING FIRM

JESUP & LAMONT TO ASSIST WITH GROWTH INITIATIVES

TARRYTOWN, NY—June 18, 2009—SPAR Group, Inc. (NASDAQ:SGRP), a leading domestic and international supplier of merchandising and other marketing services, today announced it has engaged investment banking firm Jesup & Lamont, Inc. to assist it with growth initiatives, including, but not limited to, identifying acquisition or merger candidates on a global basis, raising capital and related activities

“Particularly in today’s economic environment, there are numerous opportunities on a global basis to expand our business through the creation of synergistic relationships or business combinations,” said Gary Raymond, SPAR Group’s president and chief executive officer. “We will look to our investment banker to help facilitate potential transactions that we or they identify, including providing access to additional capital, as we seek opportunities that will enhance our growth and shareholder value.”

During recessionary periods and as business conditions begin to stabilize on a worldwide basis, Raymond said it may be an opportune time for SPAR Group to explore expansion opportunities, as the retail companies it serves typically seek new solutions to cost-effectively improve their performance and enhance efficiencies.

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About SPAR Group

SPAR Group, Inc. is a diversified international marketing services company, providing a broad array of services to help companies improve their sales, operating efficiency and profits at retail worldwide. The company provides in-store merchandising, in-store event staffing, RFID and other technology, as well as research, to manufacturers and retailers covering all product classifications and all classes of trade, including mass market, drug store, convenience store and grocery chains. The company operates throughout the United States and internationally in Japan, Canada, Turkey, South Africa, India, Romania, China, Lithuania, Latvia, Estonia, Australia and New Zealand. For more information, visit SPAR Group’s Web site, www.sparinc.com.

About Jesup & Lamont

Established in 1877, Jesup & Lamont offers comprehensive investment banking services, publishes proprietary research and provides full service broker-dealer services through approximately 200 registered representatives in its primary offices in New York, San Francisco, Boston, Boca Raton, Fort Lauderdale and Orlando, as well as its independent offices nationwide.

Certain statements in this news release are forward-looking, including, but not limited to, identifying and consummating a transaction as a result of engaging an investment banker. The company’s actual results, performance and trends could differ materially from those indicated or implied by such statements as a result of various factors, including (without limitation), the continued strengthening of SPAR Group’s selling and marketing functions, continued customer satisfaction and contract renewal, new product development, continued availability of capable dedicated personnel, continued cost management,the success of its international efforts, success and availability of acquisitions, availability of financing and other factors, as well as by factors applicable to most companies such as general economic, competitive and other business and civil conditions. Information regarding certain of these and other factors that could affect future results, performance or trends are discussed in SPAR Group’s annual report on Form 10-K , quarterly reports on Form 10-Q, and other filings made with the Securities and Exchange Commission from time to time.

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